Exhibit 99.1

Financial Report January – March 2015

Strong organic sales growth in Europe and improved adjusted operating margin

(Stockholm, April 22, 2015) – – – For the three-month period ended March 31, 2015, Autoliv, Inc. (NYSE: ALV and SSE: ALIV.Sdb) – the worldwide leader in automotive safety systems – reported consolidated sales of $2,174 million. Quarterly organic sales* grew by close to 4%. The adjusted operating margin* was 8.9% (for non-U.S. GAAP measures see enclosed reconciliation tables).

The expectation at the beginning of the quarter was for organic sales growth of “around 3%” and an adjusted operating margin of “around 8%”. The higher than expected sales growth came mainly from strong sales in Europe. The reported operating margin of 3.7% was negatively affected by antitrust related settlements and the on-going capacity alignment in Europe by a total of around $113 million.

For the second quarter of 2015, the Company expects organic sales to increase by around 6% and an adjusted operating margin of around 9%. The expectation for the full year is for organic sales growth of more than 6% and an adjusted operating margin of around 9.5%.

Key Figures

(Dollars in millions, except per share data)	Q1 2015	Q1 2014	Change
Net sales	$2,174.1	$2,295.8	(5.3)%
Operating income	$80.0	$191.7	(58.3)%
Operating margin	3.7%	8.4%	(4.7)pp
Adjusted operating margin1)	8.9%	8.6%	0.3pp
Earnings per share, diluted2)	$0.40	$1.38	(71.0)%
Adjusted earnings per share, diluted1, 2)	$1.42	$1.43	(0.7)%
Operating cash flow	$84.2	$185.3	(54.6)%

1) Excluding costs for capacity alignment and antitrust matters (including settlements in Q1 2015)*. 2) Assuming dilution and net of treasury shares.

Comments from Jan Carlson, Chairman, President & CEO

“I am pleased with our first quarter performance. Organic sales and adjusted operating margin were both stronger than anticipated at the beginning of the quarter. These positive developments were primarily driven by strong sales in Europe, for both passive and active safety products, coupled with lower than anticipated overhead costs.

For the quarter we again experienced strong growth in active safety and we continue to grow the business while investing in research and development for long term success in this growth area.

As anticipated, our sales in China showed modest growth in the quarter. This was due to a challenging customer mix first experienced in the second half of 2014, which we expect will gradually improve throughout 2015.

We have continued to adjust our capital structure and we have now reached a leverage ratio for the Company of 0.5 times, which is within our long-term target range of 0.5 to 1.5 times originally communicated at our Capital Market Day in 2013. This has primarily been achieved by direct shareholder returns through share repurchases and dividends. In our cyclical industry this range gives us flexibility to grow the Company while being prepared for potential costs associated with on-going antitrust matters.

During the quarter we made progress in our antitrust related matters by reaching additional settlements and we continued to execute on our European capacity alignment program, which is important for the long term competitiveness of our European operations. We further executed well on our improvements in steering wheels and on our vertical integration strategy while our operations in Brazil remains a challenge due to the continued declining vehicle production.

We continue into 2015 with strong focus on quality leadership, execution and further buildup of our active safety capabilities, while working towards our ultimate vision of saving more lives.”

An earnings conference call will be held at 3:00 p.m. (CET) today, April 22. To follow the webcast or to obtain the pin code and phone number, please access www.autoliv.com. The conference slides will be available on our web site as soon as possible following the publication of this earnings report.

Q1 Report – 2015	1st Quarter

Outlook

Mainly based on our customer call-offs we expect organic sales for the second quarter of 2015 to grow by around 6% compared to the same quarter of 2014. Currency translations are expected to have a negative effect of more than 10%, resulting in a consolidated sales decline of more than 4%. The adjusted operating margin, excluding costs for capacity alignments and antitrust matters, is expected to be around 9%.

The indication for the full year is for an organic sales growth of more than 6%. Consolidated sales are expected to decline by around 2% as effects from currency translations are expected to be negative by more than 8%. The indication for the adjusted operating margin is around 9.5%, excluding costs for capacity alignments and antitrust matters.

The recent volatility in the currency markets has led to a heightened uncertainty regarding the potential impact of currencies on the Company’s future results.

Autoliv has agreements with several different OEMs for new supply capacity for replacement airbag inflators for delivery during 2015 and 2016. Based on customer agreements and its own expectations the Company continues to prepare capacity for a volume of up to 25 million units, although agreed customer delivery volumes for 2016 are currently lower than previously expected. It is too early in this evolving situation to be able to determine final delivery volumes.

Our capacity alignment program continues and the Company currently expects the costs for the program to be at least $60 million for the full year 2015.

The projected tax rate, excluding any discrete items, for the full year 2015 is currently expected to be around 31% and is subject to change due to any other discrete or nonrecurring events that may occur.

Operational cash flow for the full year is expected to remain strong and to be around $0.8 billion excluding the first quarter antitrust related settlements and any other discrete items. Capital expenditures in support of our growth strategy are expected to be 5-6% of sales. Excluding capital expenditures for the inflator replacement business, capital expenditures would have been expected to be 4-5% of sales.

Consolidated Sales

Consolidated sales declined by more than 5% to $2,174 million compared to $2,296 million in the same quarter of 2014. Excluding negative currency translation effects of $210 million, the organic sales growth* was close to 4%. This compares favorably to the organic sales growth of

“around 3%” expected at the beginning of the quarter. The primary reason that Autoliv exceeded its quarterly sales guidance was higher than expected sales in Europe, both for passive and active safety products.

Sales by Product

Change vs. same quarter last year		Reported (U.S. GAAP)	Currency effects1)	Organic change*
	Sales (MUSD)
Airbags2)	$1,181.1	(5.7)%	(8.8)%	3.1%
Seatbelts2)	653.4	(7.1)%	(10.4)%	3.3%
Passive Safety Electronics	213.2	(8.8)%	(6.2)%	(2.6)%
Active Safety	126.4	18.3%	(13.1)%	31.4%
Total	$2,174.1	(5.3)%	(9.2)%	3.9%

1) Effects from currency translations. 2) Including Corporate and other sales.

The organic sales growth* of airbag products (including steering wheels) was mainly driven by steering wheels in Europe and side curtain airbags in North America. The growth was partially offset by lower sales for passenger airbags.

The organic sales growth* in seatbelt products was a result of strong sales growth in North America and Europe. The trend of higher sales for more advanced and higher value-added seatbelt systems continued globally.

The slight decline in organic sales* for passive safety electronics products (mainly airbag control modules and remote sensing units) was due to effects from model shifts in North America and Japan.

The strong organic sales growth* for active safety products (automotive radars, night vision systems and cameras with driver assist systems), was driven by automotive radar and vision systems. Radar sales to Mercedes were particularly strong.

Q1 Report – 2015	1st Quarter

Sales by Region

			Reported (U.S. GAAP)	Currency effects1)	Organic change*
Change vs. same quarter last year		Sales (MUSD)
Asia		$721.8	(5.2)%	(5.1)%	(0.1)%
Whereof:	China	$354.4	(0.6)%	(2.2)%	1.6%
	Japan	$152.6	(18.5)%	(13.7)%	(4.8)%
	Rest of Asia	$214.8	(1.2)%	(2.4)%	1.2%
Americas		$748.1	(0.3)%	(3.3)%	3.0%
Europe		$704.2	(10.2)%	(18.7)%	8.5%
Global		$2,174.1	(5.3)%	(9.2)%	3.9%

1) Effects from currency translations.

The organic sales growth* of close to 4% in the quarter was mainly a result of strong growth in Europe.

Autoliv’s sales in Asia in the quarter were $722 million.

Sales from Autoliv’s companies in China grew organically* by close to 2% in the quarter. The low growth was a result of an unfavorable vehicle mix predominantly with Japanese manufacturers. The minor increase in sales was mainly driven by Chinese OEMs.

Organic sales* from Autoliv’s companies in Japan decreased by close to 5% in the quarter. The sales decline was mainly due to lower production for models from Honda, which was partly offset by sales increases for Nissan’s X-Trail and Infinity’s Q70 as well as higher production of Mitsubishi’s RVR/ASX.

Organic sales* from Autoliv’s companies in the Rest of Asia (RoA) grew by more than 1% in the quarter. A strong sales increase in India was driven by production ramp-ups for models from Hyundai, particularly the i20 and was also supported by models from Tata, Nissan and Honda. Increased sales in Thailand were primarily due to higher production for models from Mitsubishi and Isuzu. Sales in South Korea declined primarily due to lower light vehicle production (LVP) and therefore lower sales, particularly with models from Hyundai/KIA.

For Autoliv’s companies in the Americas, the sales development was mixed for the quarter. In North America, organic sales growth was mainly driven by Asian and European brands, particularly models from Hyundai/KIA, Subaru, Acura and Mercedes. Models from Chrysler also contributed to the growth. Model shifts from Ford partly mitigated the growth. Sales in South America (Brazil) declined due to a 14% drop in LVP in the region and some effects from the end of production of Ford’s Fiesta.

The strong organic sales growth* of more than 8% in the quarter from Autoliv’s companies in Europe was mainly driven by the premium segment, particularly sales of Collision Prevention Assist (CPA) to Mercedes C, S-classes and the GLA model. Models from VW and Ford also contributed.

Launches in the 1st Quarter

Hyundai’s new Tucson/ix35 Driver airbag, passenger airbag, inflatable curtains, side airbags, seatbelts with pretensioners and safety electronics.	Renault’s new Espace Steering wheel with driver airbag, inflatable curtains, side airbags, seatbelts with pretensioners and safety electronics.	Toyota’s new Alphard Passenger airbag and inflatable curtains.

Volvo’s new XC90 Steering wheel with driver airbag, inflatable curtains, active seatbelts with pretensioners, safety electronics and pyrotechnical battery cable cutters.	Audi’s new Q7 Side airbags, active seatbelts with pretensioners, pyrotechnical battery cable cutters and night vision system.	Jaguar’s new XE Seatbelts with pretensioners and hood lifters for pedestrian protection.

Mercedes’ new GLE Coupé

Steering wheel with driver airbag, passenger airbag, knee airbag, inflatable curtains, side airbags, seatbelts with pretensioners, pyrotechnical battery cable cutters and radar system.

	Dongfeng’s new Fengdu MX6 Steering wheel with driver airbag, passenger airbag, inflatable curtains, side airbags and safety electronics.	Ssangyong’s new Tivoli Driver airbag, passenger airbag, knee airbag, inflatable curtains and side airbags.

Q1 Report – 2015	1st Quarter

Earnings

(Dollars in millions, except per share data)	Q1 2015	Q1 2014	Change
Net Sales	$2,174.1	$2,295.8	(5.3)%

Gross profit	$423.3	$445.3	(4.9)%
% of sales	19.5%	19.4%	0.1pp

S,G&A	$(100.6)	$(102.5)	(1.9)%
% of sales	(4.6)%	(4.5)%	(0.1	)pp

R,D&E net	$(126.5)	$(142.2)	(11.0)%
% of sales	(5.8)%	(6.2)%	0.4pp

Operating income	$80.0	$191.7	(58.3)%
% of sales	3.7%	8.4%	(4.7	)pp

Adjusted operating income1)	$192.9	$197.7	(2.4)%
% of sales	8.9%	8.6%	0.3pp
Income before taxes	$64.5	$184.3	(65.0)%
Tax rate	44.6%	28.9%	15.7pp
Net income	$35.7	$131.1	(72.8)%
Net income attributable to controlling interest	$35.7	$130.3	(72.6)%
Earnings per share, diluted2)	$0.40	$1.38	(71.0)%
Adjusted earnings per share, diluted1, 2)	$1.42	$1.43	(0.7)%

1) Excluding costs for capacity alignment and antitrust matters (including settlements in Q1 2015)*. 2) Assuming dilution and net of treasury shares.

For the first quarter 2015, gross profit was slightly lower than the same quarter 2014, primarily driven by negative translation effects, as well as costs related to the investments for capacity and growth. The negative impacts were partly offset by higher organic sales, favorable currency transaction effects, and favorable raw material prices. The gross margin improved by 0.1pp to 19.5%, from 19.4% in the same quarter 2014.

Operating income decreased by $112 million to $80 million, or 3.7% of sales, mainly due to higher costs for antitrust settlements of around $77 million together with higher capacity alignment costs of $30 million.

Selling, General and Administrative (S,G&A) expenses decreased by close to $2 million.

Research, Development & Engineering (R,D&E) expenses, net decreased slightly compared to the same quarter prior year. This is primarily due to favorable translation impacts as well as higher engineering income.

Costs of $35 million related to capacity alignments and around $77 million related to antitrust matters reduced operating margin by 5.2pp in the first quarter, compared to 0.2pp in the same quarter of 2014. Adjusted operating margin*, excluding these costs, was 8.9% of sales compared to 8.6% of sales for the same period in 2014. The increase was primarily driven by the organic sales growth, lower R,D&E, net, mainly from the higher engineering income, and positive currency effects.

Income before taxes decreased by $120 million from the higher antitrust settlements and capacity alignment related costs as well as higher interest expense. Income attributable to controlling interest was $36 million, a decrease of $95 million from the first quarter of 2014.

The effective tax rate in the first quarter 2015 was 44.6% compared to 28.9% in the same quarter of 2014. Discrete tax cost in the quarter had a negative impact of 10.1pp, primarily related to tax costs for adjustments to prior years arising from tax audits. In addition, income before taxes was negatively impacted by around $77 million related to antitrust related settlements, generating a tax benefit of approximately $21 million. The settlements caused a net unfavorable mix impact on the effective tax rate of 3.6pp. In the first quarter of 2014, discrete tax items were immaterial.

Earnings per share (EPS) was $0.40 compared to $1.38 for the same period one year ago. The EPS was negatively affected by 97 cents mainly from higher costs for capacity alignments and antitrust matters. The adjusted EPS* assuming dilution was $1.42 compared to $1.43 for the same period one year ago.

The weighted average number of shares outstanding assuming dilution decreased to 88.6 million compared to 94.3 million in the first quarter of 2014.

Q1 Report – 2015	1st Quarter

Cash Flow and Balance Sheet

Cash flow from operations amounted to $84 million compared to $185 million in the same quarter of 2014. The decrease in the quarter was primarily related to the payment of antitrust settlement amounts.

Cash flow before financing* was negative $47 million compared to positive $91 million during the same quarter of 2014, a difference of $138 million. Capital expenditures, net, of $128 million were $54 million more than depreciation and amortization expense in the quarter and $35 million more than capital expenditures during the first quarter of 2014.

During the quarter, operating working capital* decreased to 6.3% of sales from 6.4% on December 31, 2014. The Company targets that working capital in relation to the last 12-month sales should not exceed 10%.

Account receivables increased in relation to sales to 76 days outstanding from 68 days outstanding on December 31, 2014, and from 73 days outstanding on March 31, 2014. Days inventory outstanding increased to 31 days from 30 days on both December 31, 2014 and March 31, 2014.

The Company’s net debt position* increased by $202 million during the quarter to $264 million at March 31,

2015. This was mainly due to the Company’s repurchase of its common shares amounting to $104 million, antitrust related settlements of around $80 million and a quarterly dividend payment that reduced net cash by $48 million. These negative effects were partly offset by operating cash flow of $84 million. Gross interest-bearing debt increased by $35 million to $1,635 million.

Autoliv’s policy is to maintain a leverage ratio commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt (cash) adjusted for pension liabilities in relation to EBITDA (earnings before interest taxes depreciation and amortization). The long-term target is to maintain a leverage ratio* of around 1x within a range of 0.5x to 1.5x. As of March 31, 2015 the Company had a leverage ratio of 0.5x.

During the quarter, total equity decreased by $217 million to $3,226 million due to negative currency effects of $111 million, $104 million for repurchased shares and $49 million for dividends. These negative effects were partially offset by $36 million from net income and $11 million from common stock incentives. Total parent shareholders’ equity was $3,211 million corresponding to $36.48 per share.

Light Vehicle Production Development

Change vs. same quarter last year	China	Japan	RoA	Americas	Europe	Total
LVP1)	8.4%	(7.7)%	(0.1)%	(0.7)%	2.1%	1.9%

1) Source: IHS April 16, 2015.

During the three month period from January to March 2015, global LVP is estimated by IHS to have increased close to 2% compared to the same quarter in 2014. This was 1pp better than IHS’s expectation at the beginning of the quarter.

In China, which accounts for around 16% of Autoliv’s sales, LVP grew by more than 8%, more than 2pp better than the January estimate.

In Japan, which accounts for around 7% of Autoliv’s sales, LVP declined by close to 8%, 2pp worse than the January estimate.

In the RoA, which represents 10% of Autoliv’s sales, LVP was flat, almost 1pp worse than in the January estimate.

In the Americas, which accounts for around one third of Autoliv’s sales, LVP declined by less than 1%, a decline of close to 3pp more than in the January estimate. In North America, LVP increased by more than 2%, which was more than 2pp less than in the January estimate. In South America, the decline was close to 14%, 4pp more than the decline expected in IHS’s January estimate.

In Europe, where Autoliv currently generates around one third of its sales, LVP grew by 2%, which is close to 4pp better than IHS’s estimate in January. In Western Europe, LVP grew by close to 3%, close to 2pp better than the January estimate. In Eastern Europe, LVP grew by more than 1%, which was more than 8pp better than in the January estimate.

Headcount

		March 31, 2015	December 31, 2014	March 31, 2014
Headcount		61,056	60,016	57,900
Whereof:	Direct workers in manufacturing	72%	72%	73%
	Low Cost Countries	74%	74%	72%
	Temporary personnel	15%	15%	18%

Compared to December 31, 2014 total headcount (permanent employees and temporary personnel)

increased by around 1,000 people. Virtually the entire increase was in low cost countries.

Q1 Report – 2015

Segment information

Commencing with the period starting January 1, 2015, the Company reports its results under two new segments, Passive Safety and Electronics. Passive Safety includes Autoliv’s airbag and seatbelt businesses, while Electronics integrates all of Autoliv’s electronics resources and expertise in both passive safety electronics and active safety in one organization. Corporate sales and income, capital expenditure and depreciation and amortization for the reportable segments can be found in the tables on page 15 of this report.

Passive Safety

(Dollars in millions)	Q1 2015	Q1 2014	Change		Organic change*
Segment sales	$1,830.4	$1,951.5	(6.2)%		3.1%
Segment operating income	$63.2	$155.8	(59.4)%
Segment operating margin	3.5%	8.0%	(4.5)p	p

Consolidated sales declined by more than 6% to $1,830 million compared to $1,952 million in the same quarter of 2014. Excluding negative currency effects of $181 million, the organic sales growth* was more than 3%. The organic sales growth was primarily driven by higher sales in Europe particularly for seatbelts and steering wheels for VW, Ford and Mercedes. In North America, Asian OEMs were the main drivers of sales growth. The reported operating margin for the segment was negatively affected by the antitrust related settlement costs and restructuring costs, primarily related to the on-going European capacity alignment program.

Electronics

(Dollars in millions)	Q1 2015	Q1 2014	Change		Organic change*
Segment sales	$351.2	$354.8	(1.0)%		7.6%
Segment operating income	$9.0	$18.7	(51.9)%
Segment operating margin	2.5%	5.3%	(2.8	)pp

Consolidated sales declined by 1% to $351 million compared to $355 million in the same quarter of 2014. Excluding negative currency effects of $31 million, the organic sales growth* was close to 8%. The organic sales growth* was a result of the 31% organic sales growth* in active safety coming mainly from Europe, particularly from premium brands. The growth was partly mitigated by a slight organic sales decline for passive safety electronics which was a result of model transitions in North America and Japan. The lower margin was a result of higher R,D&E costs, and negative currency transaction effects. One-time effects to the operating margin were negligible.

Headcount Segment

	March 31, 2015	December 31, 2014	March 31, 2014
Headcount Passive Safety segment	57,316	56,327	54,486
Headcount Electronics segment	3,607	3,570	3,297

The growth in passive safety headcount was in direct labor, which was needed to handle the organic sales growth. In Electronics the headcount increase from

December 31, 2014 came from the planned hiring of electronics engineers, which we intend to accelerate throughout the year.

Q1 Report – 2015

Other Significant Items

•	During the first quarter of 2015, the Company repurchased a total of 925,166 of its shares at an average price of $112.70 per share, totaling $104,262,748.

•	On February 16, Autoliv announced that it had elected Ms. Aicha Evans and Mr. David E. Kepler as new members of its board of directors.

•

On March 12, Autoliv communicated that it had been honored with Toyota’s Global Contribution award. This is the automaker’s highest award for suppliers, and is given in recognition of companies with outstanding performance during the past year. Additionally, Autoliv was also selected as a winner of the Superior Value Improvement Award.

•

On March 25, Autoliv announced that it had reached agreements regarding additional settlements to resolve certain direct purchasers’ global (including U.S.) or non-U.S. antitrust claims which were not covered by its earlier U.S. direct purchaser antitrust class action settlement. The total amount of these additional settlements is $81 million. The effect on

Autoliv’s first quarter 2015 reported operating income is around $77 million.

•

On March 30, Autoliv published certain recast, unaudited historical financial information for the operating segments, which became operational on January 1, 2015. The information is available at: http://www.autoliv.com/Investors/ Pages/Financials/default.aspx

•

Due to the recent volatility in the currency markets, which has led to a heightened uncertainty regarding the potential impact of currencies on the Company’s future results, the Company may from time to time hedge against certain specific currency transaction exposures.

•	Autoliv has decided to move its 2015 Capital Market Day to October 1-2 from the previously announced dates of June 2-3.

Dividends

On February 16, 2015, the Company declared an increased quarterly dividend to shareholders of 56 cents per share for the second quarter 2015 with the following payment schedule:

Ex-date (common stock)	May 18, 2015
Ex-date (SDRs)	May 19, 2015
Record Date	May 20, 2015
Payment Date	June 4, 2015

Next Report

Autoliv intends to publish the quarterly earnings report for the second quarter 2015 on Friday, July 17, 2015.

Footnotes

*Non-U.S. GAAP measure, see enclosed reconciliation tables.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10-K, quarterly reports on Form 10-Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC of can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

Q1 Report – 2015

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements, including without limitation, management’s examination of historical operating trends and data, as well as estimates of future sales, operating margin, cash flow, effective tax rate or other future operating performance or financial results, are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in global light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier, changes in general industry and market conditions, changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives discussed herein and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs;

changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers, our ability to be awarded new business; product liability, warranty and recall claims and other litigation and customer reactions thereto; higher expenses for our pension and other postretirement benefits; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; negative impacts of antitrust investigations or other governmental investigations and associated litigation (including securities litigation) relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. The Company undertakes no obligation to update publicly or revise any forward-looking statements in light of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update any such statement.

Q1 Report – 2015

Key Ratios

	Quarter January - March		Latest 12 months	Full year
	2015	2014		2014
Earnings per share, basic	$0.40	$1.39	$4.11	$5.08
Earnings per share, diluted1)	$0.40	$1.38	$4.10	$5.06
Total parent shareholders’ equity per share	$36.48	$42.51	$36.48	$38.64
Cash dividend paid per share	$0.54	$0.52	$2.14	$2.12
Operating working capital, $ in millions2)	572	558	572	595
Capital employed, $ in millions3)	3,490	3,530	3,490	3,504
Net debt (cash), $ in millions2)	264	(470)	264	62
Net debt to capitalization, %4)	8	n/a	8	2
Gross margin, %5)	19.5	19.4	19.5	19.5
Operating margin, %6)	3.7	8.4	6.7	7.8
Return on total equity, %7)	4.3	13.1	10.2	12.3
Return on capital employed, %8)	9.3	22.0	17.4	20.5
Average no. of shares in millions1)	88.6	94.3	91.0	92.4
No. of shares at period-end in millions9)	88.0	93.7	88.0	88.7
No. of employees at period-end10)	51,608	47,699	51,608	50,770
Headcount at period-end11)	61,056	57,900	61,056	60,016
Days receivables outstanding12)	76	73	76	71
Days inventory outstanding13)	31	30	31	32

1) Assuming dilution and net of treasury shares. 2) Non-U.S. GAAP measure; for reconciliation see enclosed tables below. 3) Total equity and net debt. 4) Net debt in relation to capital employed. 5) Gross profit relative to sales. 6) Operating income relative to sales. 7) Net income relative to average total equity. 8) Operating income and income from equity method investments, relative to average capital employed. 9) Excluding dilution and net of treasury shares. 10) Employees with a continuous employment agreement, recalculated to full time equivalent heads. 11) Includes temporary hourly personnel. 12) Outstanding receivables relative to average daily sales. 13) Outstanding inventory relative to average daily sales.

Q1 Report – 2015

Consolidated Statements of Net Income

	Quarter January - March		Latest 12 months	Full year
(Dollars in millions, except per share data)	2015	2014		2014
Net sales
Airbag products1)	$1,181.1	$1,252.3	$4,948.1	$5,019.3
Seatbelt products1)	653.4	703.0	2,750.5	2,800.1
Passive safety electronic products	213.2	233.6	911.6	932.0
Active safety products	126.4	106.9	508.6	489.1

Total net sales	2,174.1	2,295.8	9,118.8	9,240.5

Cost of sales	(1,750.8)	(1,850.5)	(7,337.0)	(7,436.7)

Gross profit	423.3	445.3	1,781.8	1,803.8

Selling, general & administrative expenses	(100.6)	(102.5)	(413.0)	(414.9)
Research, development & engineering expenses, net	(126.5)	(142.2)	(519.9)	(535.6)
Amortization of intangibles	(3.7)	(4.1)	(15.6)	(16.0)
Other income (expense), net	(112.5)	(4.8)	(222.4)	(114.7)

Operating income	80.0	191.7	610.9	722.6

Income from equity method investments	1.3	1.7	6.5	6.9
Interest income	0.4	1.2	4.0	4.8
Interest expense	(17.1)	(8.0)	(72.5)	(63.4)
Other non-operating items, net	(0.1)	(2.3)	(1.7)	(3.9)

Income before income taxes	64.5	184.3	547.2	667.0

Income taxes	(28.8)	(53.2)	(173.6)	(198.0)

Net income	$35.7	$131.1	$373.6	$469.0

Less; Net income attributable to non-controlling interest	0.0	0.8	0.4	1.2

Net income attributable to controlling interest	$35.7	$130.3	$373.2	$467.8

Earnings per share2)	$0.40	$1.38	$4.10	$5.06

1) Including Corporate and other sales. 2) Assuming dilution and net of treasury shares.

Q1 Report – 2015

Consolidated Balance Sheets

(Dollars in millions)	March 31 2015	December 31 2014	September 30 2014	June 30 2014	March 31 2014
Assets
Cash & cash equivalents	$1,364.1	$1,529.0	$1,846.7	$2,060.2	$1,096.8
Receivables, net	1,783.3	1,706.3	1,712.7	1,843.1	1,826.1
Inventories, net	652.7	675.5	686.5	683.2	663.6
Other current assets	217.3	225.4	243.9	265.0	214.4

Total current assets	4,017.4	4,136.2	4,489.8	4,851.5	3,800.9

Property, plant & equipment, net	1,384.7	1,390.2	1,396.1	1,396.1	1,354.4
Investments and other non-current assets	268.2	255.3	238.9	268.9	271.2
Goodwill assets	1,583.6	1,594.0	1,602.6	1,612.1	1,610.6
Intangible assets, net	72.6	67.2	65.4	68.9	73.2

Total assets	$7,326.5	$7,442.9	$7,792.8	$8,197.5	$7,110.3

Liabilities and equity
Short-term debt	$124.3	$79.6	$250.4	$246.4	$360.6
Accounts payable	1,093.1	1,091.5	1,053.5	1,167.7	1,166.8
Other current liabilities	1,038.8	967.5	1,021.1	1,033.6	1,028.3

Total current liabilities	2,256.2	2,138.6	2,325.0	2,447.7	2,555.7

Long-term debt	1,511.0	1,521.2	1,520.5	1,528.3	277.7
Pension liability	226.7	232.5	148.0	153.9	151.8
Other non-current liabilities	107.0	108.5	123.6	124.2	125.2

Total non-current liabilities	1,844.7	1,862.2	1,792.1	1,806.4	554.7

Total parent shareholders’ equity	3,210.6	3,427.1	3,660.3	3,926.9	3,983.5
Non-controlling interest	15.0	15.0	15.4	16.5	16.4

Total equity	3,225.6	3,442.1	3,675.7	3,943.4	3,999.9

Total liabilities and equity	$7,326.5	$7,442.9	$7,792.8	$8,197.5	$7,110.3

Q1 Report – 2015

Consolidated Statements of Cash Flows

	Quarter January - March		Latest 12 months	Full year
(Dollars in millions)	2015	2014		2014
Net income	$35.7	$131.1	$373.6	$469.0
Depreciation and amortization	73.7	73.8	305.3	305.4
Other, net	(19.0)	(5.6)	27.6	41.0
Changes in operating assets and liabilities	(6.2)	(14.0)	(94.9)	(102.7)

Net cash provided by operating activities	84.2	185.3	611.6	712.7

Capital expenditures, net	(128.0)	(92.7)	(488.7)	(453.4)
Acquisitions of businesses and other, net	(3.2)	(1.4)	(1.4)	0.4

Net cash used in investing activities	(131.2)	(94.1)	(490.1)	(453.0)

Net cash before financing1)	(47.0)	91.2	121.5	259.7

Net increase (decrease) in short-term debt	55.3	17.4	(214.8)	(252.7)
Issuance of long-term debt	—	—	1,263.0	1,263.0
Repayments and other changes in long-term debt	—	(0.4)	(0.8)	(1.2)
Dividends paid	(47.8)	(48.8)	(193.9)	(194.9)
Shares repurchased	(104.4)	(94.3)	(626.1)	(616.0)
Common stock options exercised	11.0	15.9	27.6	32.5
Dividend paid to non-controlling interests	—	(3.1)	(1.8)	(4.9)
Other, net	0.0	0.0	0.5	0.5
Effect of exchange rate changes on cash	(32.0)	0.6	(107.9)	(75.3)

Increase (decrease) in cash and cash equivalents	(164.9)	(21.5)	267.3	410.7
Cash and cash equivalents at period-start	1,529.0	1,118.3	1,096.8	1,118.3

Cash and cash equivalents at period-end	$1,364.1	$1,096.8	$1,364.1	$1,529.0

1) Non-U.S. GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Q1 Report – 2015

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP

(Dollars in millions)

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv’s performance. We believe that these measures assist investors and management in analyzing trends in the Company’s business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company generates approximately 75% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be rather volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company’s sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables below present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Sales by Product

Quarter January - March	Airbag Products2)		Seatbelt Products2)		Passive Safety Electronics		Active Safety		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	3.1	$38.2	3.3	$22.9	(2.6)	$(6.0)	31.4	$33.6	3.9	$88.7
Currency effects1)	(8.8)	(109.4)	(10.4)	(72.5)	(6.2)	(14.4)	(13.1)	(14.1)	(9.2)	(210.4)

Reported change	(5.7)	$(71.2)	(7.1)	$(49.6)	(8.8)	$(20.4)	18.3	$19.5	(5.3)	$(121.7)

1) Effects from currency translations. 2) Including Corporate and other sales.

Sales by Region

Quarter January - March	China		Japan		RoA		Americas		Europe		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	1.6	$5.9	(4.8)	$(8.9)	1.2	$2.7	3.0	$22.8	8.5	$66.2	3.9	$88.7
Currency effects1)	(2.2)	(7.9)	(13.7)	(25.7)	(2.4)	(5.3)	(3.3)	(25.3)	(18.7)	(146.2)	(9.2)	(210.4)

Reported change	(0.6)	$(2.0)	(18.5)	$(34.6)	(1.2)	$(2.6)	(0.3)	$(2.5)	(10.2)	$(80.0)	(5.3)	$(121.7)

1) Effects from currency translations.

Sales by Segment

Quarter January - March	Passive Safety		Electronics		Other and eliminations	Total
	%	$	%	$	$	%	$
Organic change	3.1	$60.0	7.6	$27.0	$1.7	3.9	$88.7
Currency effects1)	(9.3)	(181.1)	(8.6)	(30.6)	1.3	(9.2)	(210.4)

Reported change	(6.2)	$(121.1)	(1.0)	$(3.6)	$3.0	(5.3)	$(121.7)

1) Effects from currency translations.

Q1 Report – 2015

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations’ management

	March 31	December 31	September 30	June 30	March 31
	2015	2014	2014	2014	2014
Total current assets	$4,017.4	$4,136.2	$4,489.8	$4,851.5	$3,800.9
Total current liabilities	(2,256.2)	(2,138.6)	(2,325.0)	(2,447.7)	(2,555.7)

Working capital	1,761.2	1,997.6	2,164.8	2,403.8	1,245.2
Cash and cash equivalents	(1,364.1)	(1,529.0)	(1,846.7)	(2,060.2)	(1,096.8)
Short-term debt	124.3	79.6	250.4	246.4	360.6
Derivative asset and liability, current	1.4	(0.8)	(0.9)	0.1	(0.4)
Dividends payable	49.5	47.9	49.3	50.1	49.0

Operating working capital	$572.3	$595.3	$616.9	$640.2	$557.6

Net Debt (Cash)

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt and therefore we provide this non-U.S. GAAP measure. DRD are fair value adjustments to the carrying value of the underlying debt. Also included in the DRD is the unamortized fair value adjustment related to a discontinued fair value hedge which will be amortized over the remaining life of the debt. By adjusting for DRD, the total financial liability of net debt (cash) is disclosed without grossing debt up with currency or interest fair values.

	March 31	December 31	September 30	June 30	March 31
	2015	2014	2014	2014	2014
Short-term debt	$124.3	$79.6	$250.4	$246.4	$360.6
Long-term debt	1,511.0	1,521.2	1,520.5	1,528.3	277.7

Total debt	1,635.3	1,600.8	1,770.9	1,774.7	638.3
Cash and cash equivalents	(1,364.1)	(1,529.0)	(1,846.7)	(2,060.2)	(1,096.8)
Debt-related derivatives	(7.2)	(10.0)	(10.6)	(10.5)	(11.7)

Net debt (cash)	$264.0	$61.8	$(86.4)	$(296.0)	$(470.2)

Leverage ratio

The non-U.S. GAAP measure net debt (cash) is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. For details on leverage ratio refer to the tables.

	March 31	December 31	March 31
	2015	2014	2014
Net debt (cash)1)	$264.0	$61.8	$(470.2)
Pension liabilities	226.7	232.5	151.8

Debt (cash) per the Policy	$490.7	$294.3	$(318.4)

Income before income taxes2)	$547.2	$667.0	$748.1
Plus: Interest expense, net3)	68.5	58.6	28.8
Depreciation and amortization of intangibles4)	305.3	305.4	290.2

EBITDA per the Policy	$921.0	$1,031.0	$1,067.1

Leverage ratio5)	0.5	0.3	n/a

1) Net debt (cash) is short- and long-term debt and debt-related derivatives less cash and cash equivalents. 2) Latest 12 months. 3) Interest expense, net is interest expense including cost for extinguishment of debt, if any, less interest income. 4) Including impairment write-offs, if any. 5) Leverage ratio is not applicable in March 2014 due to net cash position.

Q1 Report – 2015

Segment Disclosure

Sales, including Intersegment Sales	Quarter January - March
(Dollars in millions)	2015	2014
Passive Safety	$1,830.4	$1,951.5
Electronics	351.2	354.8
Total segment sales	$2,181.6	$2,306.3
Corporate and other	4.2	4.0
Intersegment sales	(11.7)	(14.5)
Total net sales	$2,174.1	$2,295.8

Income before Income Taxes	Quarter January - March
(Dollars in millions)	2015	2014
Passive Safety	$63.2	$155.8
Electronics	9.0	18.7
Segment operating income	$72.2	$174.5
Corporate and other	7.8	17.2
Interest and other non-operating expenses, net	(16.8)	(9.1)
Income from equity method investments	1.3	1.7
Income before income taxes	$64.5	$184.3

Capital Expenditures	Quarter January - March
(Dollars in millions)	2015	2014
Passive Safety	$121.2	$80.4
Electronics	11.6	12.5
Corporate and other	2.0	0.4
Total capital expenditures	$134.8	$93.3

Depreciation and Amortization	Quarter January - March
(Dollars in millions)	2015	2014
Passive Safety	$61.8	$61.9
Electronics	10.7	10.4
Corporate and other	1.2	1.5
Total depreciation and amortization	$73.7	$73.8

Segment Assets

(Dollars in millions)	March 31, 2015	December 31, 2014
Passive Safety	$5,778.9	$5,782.3
Electronics	745.9	713.9
Segment assets	$6,524.8	$6,496.2
Corporate and other1)	801.7	946.7
Total assets	$7,326.5	$7,442.9

1) Corporate and other assets mainly consists of cash and cash equivalents, income tax and deferred tax assets and equity method investments.

Q1 Report – 2015

Items Affecting Comparability

(Dollars in millions, except per share data)

The following items have affected the comparability of reported results from year to year. We believe that, to assist in understanding Autoliv’s operations, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from non-U.S. GAAP to the equivalent U.S. GAAP measure.

	Quarter January - March 2015			Quarter January - March 2014
	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP
Operating income	$192.9	$(112.9)	$80.0	$197.7	$(6.0)	$191.7
Operating margin, %	8.9	(5.2)	3.7	8.6	(0.2)	8.4
Income before taxes	$177.4	$(112.9)	$64.5	$190.3	$(6.0)	$184.3
Net income	$126.1	$(90.4)	$35.7	$135.6	$(4.5)	$131.1
Capital employed	$3,580	$(90)	$3,490	$3,534	$(4)	$3,530
Return on capital employed, %	21.9	(12.6)	9.3	22.7	(0.7)	22.0
Return on total equity, %	14.9	(10.6)	4.3	13.4	(0.3)	13.1
Earnings per share, diluted2)	$1.42	$(1.02)	$0.40	$1.43	$(0.05)	$1.38
Total parent shareholders’ equity per share	$37.51	$(1.03)	$36.48	$42.56	$(0.05)	$42.51

1) Capacity alignment and antitrust matters (including settlements in Q1 2015)*. 2) Assuming dilution and net of treasury shares.

Q1 Report – 2015

Multi-year Summary

(Dollars in millions, except per share data)	20141)	20131, 5)	20121)	20111)	20101)
Sales and Income
Net sales	$9,240	$8,803	$8,267	$8,232	$7,171
Operating income	723	761	705	889	869
Income before income taxes	667	734	669	828	806
Net income attributable to controlling interest	468	486	483	623	591

Financial Position
Current assets excluding cash	2,607	2,582	2,312	2,261	2,101
Property, plant and equipment, net	1,390	1,336	1,233	1,121	1,026
Intangible assets (primarily goodwill)	1,661	1,687	1,707	1,716	1,722
Non-interest bearing liabilities	2,400	2,364	2,162	2,102	2,001
Capital employed	3,504	3,489	3,415	3,257	3,066
Net debt (cash)	62	(511)	(361)	(92)	127
Total equity	3,442	4,000	3,776	3,349	2,939
Total assets	7,443	6,983	6,570	6,117	5,665
Long-term debt	1,521	279	563	364	638

Share data
Earnings per share (US$) – basic	5.08	5.09	5.17	6.99	6.77
Earnings per share (US$) – assuming dilution	5.06	5.07	5.08	6.65	6.39
Total parent shareholders’ equity per share (US$)	38.64	42.17	39.36	37.33	32.89
Cash dividends paid per share (US$)	2.12	2.00	1.89	1.73	0.65
Cash dividends declared per share (US$)	2.14	2.02	1.94	1.78	1.05
Share repurchases	616	148	—	—	—
Number of shares outstanding (million)2)	88.7	94.4	95.5	89.3	89.0

Ratios
Gross margin (%)	19.5	19.4	19.9	21.0	22.2
Operating margin (%)	7.8	8.6	8.5	10.8	12.1
Pretax margin (%)	7.2	8.3	8.1	10.1	11.2
Return on capital employed (%)	21	22	21	28	28
Return on total equity (%)	12	13	14	20	22
Total equity ratio (%)	46	57	57	55	52
Net debt to capitalization (%)	2	n/a	n/a	n/a	4
Days receivables outstanding	71	70	66	67	69
Days inventory outstanding	32	31	30	32	32

Other data
Airbag sales3)	5,019	4,822	5,392	5,393	4,723
Seatbelt sales4)	2,800	2,773	2,657	2,679	2,363
Passive safety electronic sales6)	932	863	n/a	n/a	n/a
Active safety sales	489	345	218	160	85
Net cash provided by operating activities	713	838	689	758	924
Capital expenditures, net	453	379	360	357	224
Net cash used in investing activities	(453)	(377)	(358)	(373)	(297)
Net cash provided by (used in) financing activities	226	(318)	(91)	(223)	(529)
Number of employees, December 31	50,800	46,900	41,700	38,500	34,600

1) Costs in 2014, 2013, 2012, 2011 and 2010 for capacity alignments and antitrust matters reduced operating income by (millions) $120, $47, $98, $19 and $21 and net income by (millions) $80, $33, $71, $14 and $16. This corresponds to 1.3%, 0.6%, 1.2%, 0.2% and 0.3% on operating margins and 0.9%, 0.4%, 0.9%, 0.2% and 0.2% on net margins. The impact on EPS was $0.87, $0.34, $0.74, $0.15 and $0.17 while return on total equity was reduced by 1.9%, 0.8%, 1.8%, 0.4% and 0.6% and for the same five year period. 2) At year end, net of treasury shares. 3) Incl. passive electronics (2010, 2011, 2012), steering wheels, inflators and initiators. 4) Incl. seat components until a June 2012 divestiture. 5) Incl. adjustments for a non-cash, non-recurring valuation allowance for deferred tax assets of $39 million on net income and capital employed, and 0.41 on EPS and total parent shareholder equity per share. 6) In 2012, 2011 and 2010, sales for passive safety electronics were in airbag sales.